Exhibit 99.1

Kindred Biosciences Announces Third Quarter 2017 Financial Results
San Francisco, CA (November 7, 2017) Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced financial results for the third quarter ended September 30, 2017 and provided updates on its programs.
“We continue to look forward to the upcoming approval of our lead product candidates, Mirataz and Zimeta. We expect a slight adjustment to our regulatory timeline but remain excited to transition to a commercial stage company,” stated Richard Chin, M.D., President and CEO of KindredBio. “We are also pleased to announce positive results of the pilot efficacy study of anti-TNF antibody for sepsis in foals, and the initiation of the pilot field efficacy study of KIND-014 for equine gastric ulcer syndrome.”
Development and Corporate Updates

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KindredBio is in label negotiations with the FDA for Mirataz™ (mirtazapine transdermal ointment) and, based on the regulatory feedback to date, continues to expect approval of the drug. KindredBio is working with the FDA to answer one remaining question related to the CMC section, and now expects approval in the first or possibly second quarter of 2018. Regulatory approval is subject to the typical risks inherent in such a process.

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Based on the progress related to launch preparation, if Mirataz is approved in the first quarter as expected, commercial timelines and 2018 revenue expectations are not expected to be impacted significantly.

The Company executed a commercial manufacturing agreement with DPT Laboratories, Ltd. for the manufacture of Mirataz. The agreement provides for production to supply KindredBio’s initial launch and future commercial campaigns upon regulatory approval, with capabilities to meet excess demand. Further details can be found in the 8-K filed on November 6, 2017.

Mirataz is expected to be the first FDA-approved product for the management of weight loss in cats, a serious and potentially fatal condition that is the leading cause of visits to the veterinarian for cats.

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KindredBio expects approval of Zimeta™ (dipyrone injection) for the control of pyrexia (fever) in horses in the first or second quarter of 2018. KindredBio has recently responded to additional CMC questions from the FDA. Regulatory approval is subject to the typical risks inherent in such a process. Preparations for the commercial launch remain on track.

Zimeta is expected to be the first FDA-approved product for the control of fever in horses, a significant unmet medical condition that affects millions of horses each year.

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Enrollment in the pivotal effectiveness trial for Zimeta Oral is nearly complete. Results of the pivotal study are expected before the end of 2017. The Company has completed the in-life portion of the target animal safety study.

Zimeta Oral, which is an oral gel, is expected to expand use of the drug and build upon the success of Zimeta IV.

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The pilot field efficacy study of KIND-011, an anti-TNF monoclonal antibody targeting sick or septic foals, has been completed, with positive results. By Kaplan-Meier analysis, the difference in survival between the control and placebo groups was statistically significant (p=0.0293).

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Exhibit 99.1

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Sepsis in foals can cause up to 50% mortality and is an important unmet medical need. There is currently no FDA-approved therapy. The Company plans to discuss the development plan with the FDA and will pursue additional development of the indication.

•	The pilot field efficacy study of the enhanced version of epoCat™ (long-acting feline recombinant erythropoietin) for the control of non-regenerative anemia in cats has been initiated.
Anemia is a common condition in older cats which is often associated with chronic kidney disease, resulting in decreased levels of endogenous erythropoietin. Chronic kidney disease can affect approximately half of older cats. epoCat is a recombinant protein that has been specially engineered by KindredBio with a prolonged half-life compared to endogenous feline erythropoietin. The PK data suggest that the molecule may have a sufficiently long half-life to allow for once-monthly dosing.

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Based on positive results of previous pilot studies, KindredBio is in the process of initiating pilot field efficacy studies for several molecules for atopic dermatitis, including fully caninized anti-IL31 antibody, fully caninized anti-IL17 antibody and canine anti-IL4/IL13 SINK molecule.

Atopic dermatitis is an immune-mediated inflammatory skin condition in dogs. It is one of the most common skin diseases in dogs and represents a significant unmet medical need. KindredBio is pursuing a multi-pronged approach toward atopic dermatitis, with a portfolio of promising biologics.

•	The pilot field safety study of KIND-014 for the treatment of equine gastric ulcers has been completed and KIND-014 was well-tolerated. The Company has initiated a pilot effectiveness field study.

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A pilot field study assessing oral tolerability and palatability of KIND-015 for the management of clinical signs associated with equine metabolic syndrome has been completed. The Company expects to initiate a pilot efficacy study shortly.

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The Company has initiated the design and construction of biologics manufacturing lines in the Elwood, Kansas facility it recently acquired. The facility includes approximately 180,000 square feet with clean rooms, utility, equipment, and related quality documentation suitable for small molecule and biologics manufacturing.

Third Quarter and Nine Month 2017 Financial Results
For the quarter ended September 30, 2017, KindredBio reported a net loss of $7.9 million or $0.29 per share, as compared to a net loss of $5.7 million or $0.29 per share for the same period in 2016. For the nine months ended September 30, 2017, the net loss was $21.1 million or $0.88 per share, as compared to a net loss of $16.7 million or $0.84 per share for the same period in 2016.
Total research and development expenses for the three and nine months ended September 30, 2017 were $4.9 million and $12.5 million, respectively, compared to $3.8 million and $10.4 million for the same periods in 2016. Stock-based compensation expense included in research and development expense was $0.4 million and $1.3 million for the three and nine months ended September 30, 2017 as compared to $0.4 million and $1.1 million for the same periods in 2016. The increase in year-to-date research and development expenses was due to higher field trial and material costs, including formulation development costs associated with the advancement of the Company’s pipeline, as well as consulting and other operating expenses.
Total general and administrative expenses were $3.3 million and $9.2 million for the three and nine months ended September 30, 2017 compared to $2.0 million and $5.9 million for the same periods in 2016. The increase in general and administrative expenses in 2017 was due to higher headcount and related expenses as the Company begins to expand its commercial organization, as well as higher stock

Exhibit 99.1

based compensation expense and other corporate expenses. Stock-based compensation expense included in general and administrative expense was $0.9 million and $2.6 million for the three and nine months ended September 30, 2017 as compared to $0.6 million and $1.6 million for the same periods in 2016.
As of September 30, 2017, KindredBio had $89.3 million in cash, cash equivalents and investments, compared with $57.8 million as of December 31, 2016. Net cash used in operating activities for the first nine months in 2017 was approximately $16.1 million, offset by $52.2 million of net cash proceeds from the sale of securities in conjunction with an At Market Issuance Sales Agreement with FBR Capital Markets & Co. and an underwritten public offering of 3,314,000 shares of its common stock. The Company also invested approximately $1.0 million in capital expenditures for the build-out of its GMP biologics manufacturing facility in Burlingame, California and $3.7 million for the acquisition of a manufacturing facility in Elwood, Kansas.
For the 2017 calendar year, the Company revises down its guidance for operating expenses to a range of $26 million to $28 million, excluding the impact of stock-based compensation expense and the impact of acquisitions, if any. The Company’s anticipated expenditures for the remainder of the year include the build-out of a small commercial team, and preparations for distribution, commercial scale-up, and manufacturing for Mirataz and Zimeta. Additionally, KindredBio plans to invest $1.0 to $2.0 million in capital expenditures on the development of its pipeline candidates and necessary manufacturing requirements for its biologics program.
Webcast and Conference Call
KindredBio will host a conference call and webcast today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 99251467. The call will be webcast live at http://edge.media-server.com/m6/p/rbdv2n48. A replay will also be available at that link for 30 days.
About Kindred Biosciences
Kindred Biosciences is a pre-commercialization stage biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses. The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes.
For more information or to download the corporate presentation, visit www.KindredBio.com/LearnMore. Stay connected with KindredBio on Facebook at www.Facebook.com/KindredBio.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; the absence of significant revenue

Exhibit 99.1

from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Russell Radefeld
KindredBio
russell.radefeld@kindredbio.com
(650) 701-7904

Exhibit 99.1

# Kindred Biosciences, Inc.
## Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

| | Three Months Ended September 30, | | Nine Months Ended September 30, | |
|---|---|---|---|---|
| | 2017 | 2016 | 2017 | 2016 |
| Operating expenses: | | | | |
| Research and development | 4,877 | 3,754 | 12,523 | 10,352 |
| General and administrative | 3,269 | 2,022 | 9,168 | 5,907 |
| Restructuring costs | - | - | - | 655 |
| Total operating expenses | 8,146 | 5,776 | 21,691 | 16,914 |
| Loss from operations | (8,146) | (5,776) | (21,691) | (16,914) |
| Interest and other income, net | 256 | 93 | 542 | 224 |
| Net loss | $ (7,890) | $ (5,683) | $ (21,149) | $ (16,690) |
| Basic and diluted net loss per share | $ (0.29) | $ (0.29) | $ (0.88) | $ (0.84) |
| Weighted-average number of common shares used to calculate basic diluted net loss per share | 27,400 | 19,891 | 24,130 | 19,864 |